Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in this Registration Statement of Establishment Labs Holdings, Inc. on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated May 10, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Establishment Labs Holdings, Inc. as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 appearing in the Registration Statement of Establishment Labs Holdings, Inc. on Form S-1 (File No. 333-225791). We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP
Marcum LLP
Irvine, California
July 18, 2018